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                                                                   Exhibit 10(b)

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated the 9th day of October, 1996 (the "EMPLOYMENT AGREEMENT"), by and between AMSCAN HOLDINGS, INC. a Delaware corporation (the "EMPLOYER" or "COMPANY") and Gerald C. Rittenberg (the "EMPLOYEE").

         WHEREAS, the Employee has been employed by Amscan, Inc. ("Amscan") a New York corporation prior to the Effective Date of this Agreement, pursuant to an Agreement dated November 27, 1991, by and between the Employee and Amscan, as supplemented and amended to the date hereof (the "PRIOR AGREEMENT"); and

         WHEREAS, the Employer is presently planning a public offering of its securities, and wishes to retain the services of the Employee following the consummation of such offering;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree, effective at and only upon the closing of the proposed initial public offering of common stock of the Employer ("IPO") on or before June 30, 1997 (the date of such closing being referred to herein as the "EFFECTIVE DATE"), as follows:

I.       Employment.

         A. The Company hereby employs the Employee, and Employee hereby agrees to serve, as President of the Company, for the term and upon the conditions and provisions of this Employment Agreement.

         B. Upon the commencement of this Employment Agreement, as provided in paragraph III A, the Prior Agreement and all other employment arrangements in connection with the Employee's employment by Amscan shall be terminated, except that Employee shall receive the unpaid bonus due Employee pursuant to Section 5 of the Prior Agreement through the Effective Date, (which unpaid bonus will be either (i) the pro-rata bonus for 1996 if the Effective Date is in 1996 or (ii) the full bonus for 1996 plus the pro-rata bonus for 1997 if the Effective Date is in 1997). The said unpaid bonus shall be paid to the Employee on the day before the Underwriting Agreement for the IPO is executed by the Underwriters, and the bonus shall be estimated and paid if the amount has not been finally determined. The Employee shall have no obligations to refund the amount so paid. If the estimated amount of said bonus shall be less than the amount of said bonus, as finally determined, the Company shall pay Employee the difference between the finally
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determined bonus and the estimated bonus within ninety days of the Effective
Date.


II.      Employee's Duties.

         A. During the term of this Employment Agreement, the Employer will employ the Employee as President of the Company. The Employee shall supervise and administer the general business of the Company and its subsidiaries, including, but not limited to, marketing, sales, manufacturing and other executive functions and to perform such other executive duties as may be assigned to him from time to time by the Board of Directors of the Company or its Chairman of its Board.

         B. The Employee shall serve without additional remuneration as (i) a director of the Employer, if elected by Employer's stockholders; (ii) a member of any committee of the Board of the Employer, as determined by the Board; and
(iii) a director and/or officer of one or more of the Employer's subsidiaries, if appointed to such position by the Employer or the applicable board of directors.

         C. During the term of this Employment Agreement, Employee shall devote the time, skill and efforts to the affairs of the Employer and its subsidiaries as reasonably necessary to permit the faithful and diligent performance of his duties hereunder, as President of the Employer.


III.     Term.

         A. This Employment Agreement shall commence on the day following the Effective Date and continue for a period of three (3) years thereafter (the "TERM"), unless terminated earlier in accordance with the provisions of this Employment Agreement. Notwithstanding the foregoing, the Employee's employment hereunder shall terminate upon the occurrence of any of the following events:

                  1. the mutual agreement, in writing, at any time, by the Employer and Employee to terminate such employment;

                  2.       the death of the Employee;

                  3. the termination of the Employee's employment by the Employer, for "CAUSE" as defined hereinafter;

                  4. the unilateral cessation or discontinuance by the Employee of his working for or employment by the Employer.
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         B. For the purposes of this Employment Agreement, "CAUSE" shall mean
(i) the commission by the Employee of any crime or an intentional act of fraud against the Employer; (ii) any act of gross negligence or willful misconduct on the part of the Employee with respect to his duties under this Employment Agreement; (iii) any act of willful disobedience on the part of the Employee in violation of specific and reasonable directions of the Board. A violation under any Motor Vehicle Law or Code shall not be included in the definition of Cause.

         C. Upon termination of the Employee's employment hereunder, whether at the end of the Term or any extended term or in the event of earlier termination as provided herein, the Employee shall have no further rights under this Employment Agreement, except as expressly herein set forth. Nothing contained herein shall be deemed to preclude the Employer from enforcing any remedies available to it at law or equity in consequence of a breach by the Employee of his obligations to the Employer or available to the Employer under the provisions of this Employment Agreement, including without limitation the enforcement of any restrictive covenants hereunder to the extent herein provided.

IV.      Compensation.

         A. During the Term, the Employer agrees to pay to the Employee the following base yearly salaries:

                  1. The base yearly salary shall be $210,282 for the 1996 calendar year and $220,796 for the 1997 calendar year.

                  2. For each full calendar year, commencing January 1, 1998 the base yearly salary will be increased by 5% of the base yearly salary of the preceding calendar year.

         B. Employee's base yearly salary shall be payable in regular intervals in accordance with the Company's customary payroll practices in effect during the Term.

         C. All compensation shall be subject to such withholding of any federal, state or local taxes as may be required by law with respect to these payments.

         D. In the event of the termination of the Employee's employment before the end of a calendar year, the base yearly salary for the year of termination shall be pro-rated to the date of termination.

         E. Bonuses may be paid by the Company to the Employee in such amounts and in such manner as the Company's Board of Directors may, in its sole discretion, determine.
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V.       Fringe Benefits.

         As additional consideration for the services of the Employee under this Employment Agreement, the Employer shall provide to the Employee all fringe benefits provided by the Employer to its other executives, including automobile allowance, paid vacation, holiday and sick leave, medical insurance for the Employee, with spouse and dependent children fully paid for by the Employer, and group life insurance, and participation in pension and/or profit sharing plans, in the same manner and to the same extent as such fringe benefits shall be available to such other executives of the Employer.


VI.      Business Expenses.

         The Employer acknowledges that the Employee may necessarily incur, for the benefit of the Company and in furtherance of the Company's business, various expenses including, but not limited to, travel, entertainment and promotion expenses. The Employer, at its options, shall either pay such necessary expenses directly, advance sums to be used for payment of such necessary expenses or on submission by the Employee of receipts and an itemized account of such expenditures, reimburse the Employee for such necessary expenses actually incurred by him.

VII.     Stock-Options.

         Employer currently intends to adopt a stock option plan for the benefit of its employees (such plan, whether adopted by Employer is referred to herein as the "OPTION PLAN"). Following adoption of the Option Plan, Employee will be entitled to participate on the same basis and at the same time as other executive officers and key senior management personnel of the Employer in any options awarded to such personnel as a group, provided, however, that the foregoing provision shall not apply with respect to any grants of options pursuant to the Option Plan which are made prior to or within 30 days following the closing of the initial public offering of common stock of the Employer. Such stock option plan shall include a provision for the pro-rata vesting within no more than five (5) years.

VIII.  Restrictive Covenants.

           The Employee acknowledges that his employment with Employer has brought and will bring him into close contact with trade secrets, proprietary information and other confidential material and assets of the Employer and other information not readily available to the public, the disclosure of which to third parties would have a material adverse effect on the Employer's business
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operations. In recognition of the foregoing, the Employee covenants and agrees that:

         A. During the Term and during any extended term, whether or not the Employee's employment is terminated before the end of the particular term, and upon termination of the Employee's employment for a period of three (3) years following such termination, he will not, directly or indirectly, as proprietor, partner, shareholder (other than as a less than five percent shareholder in a publicly held company), officer, director, employee or consultant, or in any other capacity, for his own benefit or for or with any other person or entity, engage in or perform services in any business or activity involved in or related to the business in which the Employer or any of its Affiliates, as herein defined, is now engaged or any other business in which the Employer or any of its Affiliates may hereafter become engaged during the Term in any trading area in which the Employer may be engaged in business or trade. The Employee acknowledges that the Employer now carries on its business in many trading areas throughout the world.

         B. Employee will not, at any time, without the prior written consent of the Employer, furnish or disclose to any person who is not then an officer, employee or agent of the Employer, (i) any trade secret of the Employer, or (ii) any documents, records, plans, models, customer lists or other tangible property of the Employer, regardless of its form, which may come into his possession, custody or control in consequence of his employment.

         C. In addition to a right to accounting by the Employer and/or damages and/or any other relief to which the Employer may be entitled as a result of the Employee's breach hereof the Employer will be entitled to injunctive relief restraining any such breach or threatened breach, or the continuation of such breach, by the Employee, provided however, that if a court of competent jurisdiction shall determine that this covenant shall be enforceable only if limited to a shorter period of time or to a smaller geographical area than is herein expressly provided, or otherwise limited, then and in such event, this covenant shall be deemed to be limited to the extent so determined to be enforceable, in the same manner and to the same extent as if such limitation were expressly provided herein.

                  D. The rights hereunder of the Employer against the Employee may be assigned by the Employer and may be enforced by any successors or assigns of the Employer.

         "AFFILIATES" shall mean any entity controlling, controlled by or under common control with the Company, including, without limitation, Amscan, Inc. J Twist USA, Amscan Canada, Amscan Sweden, Amscan England, Amscan Australia, Amscan Germany, Deco Manufacturing and the Perfect Party.
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IX.      Enforcement.

         In the event of any litigation arising out of or related to the Employment Agreement, in addition to any other relief to which it is entitled, the prevailing party shall be entitled to receive reimbursement from the losing party for the prevailing party's legal fees and expenses in connection with such litigation.

X.       Notices.

         Any notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing, and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, to the party to be notified at his or its address set forth below or at such other address as the party to be notified may have otherwise designated, by notice in writing, with copies to their respective attorneys as set forth below:

         To Employer:                Amscan Holdings, Inc.
                                     80 Grasslands Road
                                     Elmsford, NY 10523
                                     Attn: Board of Directors

         with a copy to:       Kurzman & Eisenberg, LLP
                                     Attn:  Sam Eisenberg, Esq.
                                     One North Broadway
                                     White Plains, NY 10601

         To Employee:                Mr. Gerald C. Rittenberg
                                     18 Carey Drive
                                     Bedford, NY 10506

         with a copy to:       Orloff, Lowenbach, Stifelman &
                                     Siegel, P.A.
                                     Att: Susan M. Holzman, Esq.
                                     101 Eisenhower Parkway
                                     Roseland, New Jersey 07068

XI.      Amendments.

         No amendments or additions to this Employment Agreement shall be binding unless in writing and signed by both parties.

XII.     Governing Law.

                  This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of
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New York.


XIII.   Paragraph Headings.

                  The paragraph headings used in this Employment Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Employment Agreement.


XIV.    Entire Agreement.

                  This Employment Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.


XV.      Successors and Assigns.

                  This Employment Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. This Employment Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto, and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. The term "EMPLOYER" as used in this Employment Agreement, shall include all such successors.


         IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the day and year first above written.


                                           Amscan Holdings, Inc. (Employer)



                                  By:         /s/ JOHN SVENNINGSEN
                                           -----------------------------------
                                           John Svenningsen,
                                           President



                                              /s/ GERALD C. RITTENBERG
                                           -----------------------------------
                                           Gerald C. Rittenberg (Employee)